Exhibit 99

For further information:

Leon P. Garfinkle
Optimal Group
(514) 738-8885
leong@opmr.com

FOR IMMEDIATE RELEASE

      Optimal Group Closes US$35 Million Sale of Self-Checkout Business to
                          Fujitsu Transaction Solutions

MONTREAL, April 8, 2004 - Optimal Group Inc. (formerly Optimal Robotics Corp.) (NASDAQ: OPMR) today announced the closing of the sale of its U-Scan self-checkout business to Fujitsu Transaction Solutions, Inc. for US$35 million plus the assumption of liabilities pursuant to the purchase agreement executed on April 4, 2004 and approved by Optimal shareholders at the April 6, 2004 annual and special meeting of shareholders.

Optimal Group Inc. (NASDAQ: OPMR) is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we provide technology and services that businesses require to accept credit card, electronic check and direct debit payments. Optimal Payments processes credit card payments for internet businesses including licensed online gaming, mail-order/telephone-order and retail point-of-sale merchants, as well as processing checks and direct debits online and by phone. Through Optimal Services Group, we provide depot and field services to retail, financial services and other third-party accounts. For more information about Optimal, please visit the company's website at www.opmr.com.